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                                     EXHIBIT 11.1

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                                     EXHIBIT 11.1

                                  INPUT/OUTPUT, INC.
                          COMPUTATION OF EARNINGS PER SHARE

                                                               May 31,
                                                      ------------------------
                                                         1997          1996
                                                         ----          ----

Weighted average number of common shares outstanding  43,181,486    39,631,464

Dilutive effect of stock options                         638,109     1,493,822
                                                      ----------    ----------

Weighted average number of common and common
equivalent shares outstanding                         43,819,595    41,125,286

Net earnings                                         $16,597,000   $38,677,000

Earnings per common share - primary                        $0.38         $0.94
                                                      ----------    ----------
                                                      ----------    ----------
Weighted average number of common
shares outstanding                                    43,181,486    39,631,464

Dilutive effect of stock options                         661,290     1,622,075
                                                      ----------    ----------

Weighted average number of common and
common equivalent shares outstanding                  43,842,776    41,253,539

Net earnings                                         $16,597,000   $38,677,000

Earnings per common share - fully diluted                  $0.38         $0.94
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